EXHIBIT 99.1

News Release
TANGER REPORTS FIRST QUARTER 2014 RESULTS
Adjusted Funds From Operations Per Share Increases 7.1%
Same Center Net Operating Income Increases 3.3%
Greensboro, NC, April 29, 2014, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the three months ended March 31, 2014. Funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 4.5% to $42.8 million, or $0.43 per share, for the three months ended March 31, 2014, compared to FFO of $41.0 million, or $0.42 per share for the three months ended March 31, 2013. Adjusted funds from operations (“AFFO”) increased 7.1% to $0.45 per share for the three months ended March 31, 2014, compared to $0.42 per share for the three months ended March 31, 2013.

"For the first quarter of 2014, weather-related outlet center closures within our consolidated portfolio were nearly five times greater than in the first quarter of last year. Snow removal expense for the same period was more than double the prior year. In spite of these extraordinary headwinds, our diversified portfolio generated same center net operating income growth of 3.3%. AFFO per share for the quarter was in line with our internal expectations, and represented a healthy 7.1% increase. The primary drivers were related to the properties developed and acquired during 2013, and same center net operating income growth," commented Steven B. Tanger, President & Chief Executive Officer. "AFFO growth creates incremental cash flow that we intend to continue to reinvest in our business. From 2010 to 2013, the excess cash flow above our common dividend increased at a compounded annual growth rate of 35.5%. Our excess cash flow last year was over $100 million, which represents substantial growth compared to a decade prior, when it was only a little more than $1 million per month. Our low cost of occupancy and the long-term nature of our leases, which are not impacted by short-term fluctuations in tenant sales, allow us to continue to grow our cash flow," he added.

In thousands, except per share amounts:	Three months ended
	March 31,
	2014	2013
FFO as reported	$42,843	$41,013
As adjusted for:
Acquisition costs	7	179
Abandoned pre-development costs	1,596	—
AFFO adjustments from unconsolidated joint ventures (1)	—	211
Impact of above adjustments to the allocation of earnings to participating securities	(33)	(5)
Adjusted FFO ("AFFO")	$44,413	$41,398
Diluted weighted average common shares	98,789	98,798
FFO per share	$0.43	$0.42
AFFO per share	$0.45	$0.42

(1)	Includes acquisition costs and abandoned pre-development costs.

As adjusted for the charges above, net income available to common shareholders for the three months ended March 31, 2014 increased 0.8% to $15.8 million, or $0.16 per share, as compared to net income of $15.6 million, or $0.16 per share for the three months ended March 31, 2013.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
First Quarter Highlights

•	Same center net operating income increased 3.3%

•	Blended increase in average base rental rates on space renewed and released throughout the consolidated portfolio of 22.8%, up from 21.2% last year

•	Period-end consolidated portfolio occupancy rate of 97.2% at March 31, 2014

•	Comparable tenant sales for the consolidated portfolio increased 1.2% to $387 per square foot for the rolling twelve months ended March 31, 2014

•	Total market capitalization increased to $4.9 billion at March 31, 2014

•	Debt-to-total market capitalization ratio of 27.8% as of March 31, 2014

•	Raised common share cash dividend by 6.7%, marking the 21st consecutive year of increased cash dividends

•	Interest coverage ratio of 3.76 times

•	Announced plans to develop Tanger Outlets Savannah in Pooler, Georgia through a joint venture agreement

•	Announced plans to develop a new Tanger Outlet Center in the greater Hartford market in Cheshire, Connecticut through a joint venture agreement
Cash Dividend Increased
On April 10, 2014, Tanger announced that its Board of Directors approved a 6.7% increase in the annual cash dividend on its common shares from $0.90 per share to $0.96 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.24 per share for the first quarter ended March 31, 2014, which will be payable May 15, 2014 to holders of record on April 30, 2014. The company has paid cash dividends each quarter and has raised its dividend each year since becoming a public company in May 1993.
North American Portfolio Drives Operating Results
During the three months ended March 31, 2014, Tanger executed 259 leases totaling 1,143,000 square feet throughout its consolidated portfolio. Lease renewals accounted for 870,000 square feet, which generated a 17.9% increase in average base rental rates and represents 52.4% of the space originally scheduled to expire in 2014. Base rental rate increases on space re-tenanted during the three months ended March 31, 2014 averaged 35.9% and accounted for the remaining 273,000 square feet.

Consolidated portfolio same center net operating income increased 3.3% during the three months ended March 31, 2014. For the twelve months ended March 31, 2014, consolidated portfolio comparable tenant sales increased 1.2% to $387 per square foot.

Investment Activities Provide Potential Future Growth
By the end of 2014, Tanger expects to complete three of the five projects currently under construction. The company and its 50/50 joint venture partner expect to open a new upscale outlet center in time for the back to school shopping season in the Charlotte, North Carolina market, approximately eight miles southwest of uptown Charlotte at the interchange of I-485 and Steele Creek Road. The approximately 400,000 square foot project will feature about 90 brand name and designer stores when complete. Grand opening is currently scheduled for July 31, 2014.

Tanger and its 50/50 Canadian co-owner expect to complete and open two development projects in time for the 2014 holiday shopping season. The first ground up development of a Tanger Outlet Center in Canada, Tanger Outlets Ottawa, is located in suburban Kanata off the TransCanada Highway. The approximately 303,000 square foot center will feature about 80 brand name and designer outlet stores when complete. Originally acquired by the co-owners in December 2011, Tanger Outlets Cookstown is located on the northern end of the Greater Toronto Area directly off Highway 400 at Highway 89, the gateway to Southern Ontario's cottage country, known for its high concentration of vacation homes. The property is currently undergoing a major expansion and renovation project that will expand the approximately 155,000 square foot property, to approximately 310,000 square feet when complete. The expansion will add about 35 new brand name and designer outlet stores, while creating an updated exterior for the existing space consistent with that of the expansion.
In addition, Tanger intends to expand Tanger Outlets Westgate in Glendale, Arizona by approximately 65,000 square feet, Tanger Outlets Branson by approximately 25,000 square feet, and Tanger Outlets Park City by approximately 21,000 square feet. Each of these expansions is currently expected to open in time for the 2014 holiday season.
The company intends to complete the two other projects currently under construction, Tanger Outlets Savannah and Tanger Outlets at Foxwoods, in the first half of 2015. Other previously announced projects with planned 2015 openings include new developments in Columbus, Ohio and Grand Rapids, Michigan. The company's most recently announced pre-development site is in the Hartford market in Cheshire, Connecticut.
During the quarter, the company decided to abandon pre-development projects in Clarksburg, Maryland and Scottsdale, Arizona. As a result of Tanger no longer pursuing these projects, the company recorded a $1.6 million charge in the first quarter of 2014, representing the cumulative related costs.
Balance Sheet Summary
As of March 31, 2014, Tanger had a total market capitalization of approximately $4.9 billion including $1.4 billion of debt outstanding, equating to a 27.8% debt-to-total market capitalization ratio. The company had $46.9 million outstanding on its $520.0 million in available unsecured lines of credit and 77.6% of Tanger's debt was at fixed rates. For the three months ended March 31, 2014, Tanger maintained an interest coverage ratio of 3.76 times.
Tanger Expects Solid FFO Per Share In 2014
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders, funds from operations, and adjusted funds from operations for 2014 will be as follows:

For the year ended December 31, 2014:
	Low Range	High Range
Estimated diluted net income per share	$0.76	$0.82
Noncontrolling interest, depreciation and amortization
uniquely significant to real estate including
noncontrolling interest share and our share
of joint ventures	1.15	1.15
Estimated diluted FFO per share	$1.91	$1.97
AFFO adjustments	0.02	0.02
Estimated diluted AFFO per share	$1.93	$1.99

The company's earnings estimates reflect the incremental interest expense of approximately $0.07 per share related to the company's November 2013 Senior Notes offering, a projected increase in same-center net operating income of approximately 3%, and average general and administrative expense of approximately $10.5 million to $11.0 million per quarter.  The company's estimates do not include the impact of any additional rent termination fees, any potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties.

First Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 30, 2014, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 34699249 to be connected to the Tanger Factory Outlet Centers First Quarter 2014 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from April 30, 2014 at 1:00 p.m. through 11:59 p.m., May 15, 2014 by dialing 1-855-859-2056, conference ID # 34699249. An online archive of the broadcast will also be available through May 15, 2014.
About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 13.3 million square feet leased to over 2,700 stores operated by more than 440 different brand name companies. More than 180 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2014. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO and AFFO per share, same center net operating income and general and administrative expenses, as well as other statements regarding plans for new developments and expansions, plans regarding reinvestment of incremental cash flow, the expected timing of the commencement of construction and the openings of the current and new developments, the renewal and re-tenanting of space, tenant sales and sales trends, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2014	2013
REVENUES
Base rentals (a)	$66,976	$59,244
Percentage rentals	2,083	2,017
Expense reimbursements	31,542	25,306
Other income	2,241	2,122
Total revenues	102,842	88,689
EXPENSES
Property operating	36,027	28,135
General and administrative	10,722	9,572
Abandoned pre-development costs (b)	1,596	—
Acquisition costs	7	179
Depreciation and amortization	26,063	22,288
Total expenses	74,415	60,174
Operating income	28,427	28,515
Interest expense	(14,920)	(12,876)
Income before equity in earnings of unconsolidated joint ventures	13,507	15,639
Equity in earnings of unconsolidated joint ventures	1,933	590
Net income	15,440	16,229
Noncontrolling interests in Operating Partnership	(803)	(789)
Noncontrolling interests in other consolidated partnerships	(21)	(1)
Net income attributable to Tanger Factory Outlet Centers, Inc.	14,616	15,439
Allocation of earnings to participating securities	(429)	(194)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$14,187	$15,245

Basic earnings per common share:
Net income	$0.15	$0.16

Diluted earnings per common share:
Net income	$0.15	$0.16

a.	Includes straight-line rent and market rent adjustments of $394 and $1,228 for the three months ended March 31, 2014 and 2013, respectively.

b.	Represents costs related to pre-development projects in Clarksburg, Maryland and Scottsdale, Arizona.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Rental property
Land	$230,415	$230,415
Buildings, improvements and fixtures	2,013,520	2,009,971
Construction in progress	20,848	9,433
	2,264,783	2,249,819
Accumulated depreciation	(671,807)	(654,631)
Total rental property, net	1,592,976	1,595,188
Cash and cash equivalents	16,906	15,241
Investments in unconsolidated joint ventures	171,040	140,214
Deferred lease costs and other intangibles, net	157,627	163,581
Deferred debt origination costs, net	10,276	10,818
Prepaids and other assets	81,068	81,414
Total assets	$2,029,893	$2,006,456

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $5,593 and $5,752, respectively)	$794,407	$794,248
Unsecured term loans (net of discount of $359 and $396, respectively)	267,141	267,104
Mortgages payable (including premium of $3,611 and $3,799, respectively)	249,418	250,497
Unsecured lines of credit	46,900	16,200
Total debt	1,357,866	1,328,049
Construction trade payables	13,471	9,776
Accounts payable and accrued expenses	46,401	49,686
Deferred financing obligation	28,388	28,388
Other liabilities	31,942	32,962
Total liabilities	1,478,068	1,448,861
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 95,845,714 and 94,505,685 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	958	945
Paid in capital	793,059	788,984
Accumulated distributions in excess of net income	(272,085)	(265,242)
Accumulated other comprehensive income	(5,515)	(2,428)
Equity attributable to Tanger Factory Outlet Centers, Inc.	516,417	522,259
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	27,606	28,432
Noncontrolling interests in other consolidated partnerships	7,802	6,904
Total equity	551,825	557,595
Total liabilities and equity	$2,029,893	$2,006,456

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended
	March 31,
	2014	2013
FUNDS FROM OPERATIONS (a)
Net income	$15,440	$16,229
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	25,702	22,043
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	2,605	3,173
Funds from operations (FFO)	43,747	41,445
FFO attributable to noncontrolling interests in other consolidated partnerships	(40)	(7)
Allocation of earnings to participating securities	(864)	(425)
Funds from operations available to common shareholders	$42,843	$41,013
Funds from operations available to common shareholders per share - diluted	$0.43	$0.42

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	93,580	93,132
Effect of notional units (b)	—	805
Effect of outstanding options and restricted common shares	69	106
Diluted weighted average common shares (for earnings per share computations)	93,649	94,043
Exchangeable operating partnership units (c)	5,140	4,755
Diluted weighted average common shares (for funds from operations per share computations)	98,789	98,798

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,537	10,784
Partially owned - unconsolidated	1,721	2,127

Outlet centers in operation at end of period -
Consolidated	37	36
Partially owned - unconsolidated	7	7

States operated in at end of period (d)	24	24
Occupancy at end of period (d)	97.2%	98.0%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
Notional units granted in 2010 were converted into 933,769 restricted common shares in January 2014. The restricted common shares vest on December 31, 2014 and will be considered participating securities through the vesting date.

c.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

d.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.